Exhibit 4.6

FIFTH SUPPLEMENTAL INDENTURE

between

PORTMAN RIDGE FINANCE CORPORATION

as successor to

LOGAN RIDGE FINANCE CORPORATION

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee

Dated as of July 15, 2025

FIFTH SUPPLEMENTAL INDENTURE

THIS FIFTH SUPPLEMENTAL INDENTURE (this “Fifth Supplemental Indenture”), dated as of July 15, 2025, is between Portman Ridge Finance Corporation, a Delaware corporation (“PTMN”) as successor to Logan Ridge Finance Corporation, a Maryland corporation (“LRFC”), and U.S. Bank Trust Company, National Association (as successor-in-interest to U.S. Bank National Association), as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, on June 16, 2014, LRFC (as successor-in-interest to Capitala Finance Corp.) and the Trustee executed an indenture (the “Base Indenture”) and on October 29, 2021, LRFC and the Trustee executed the fourth supplemental indenture thereto (the “Fourth Supplemental Indenture” and together with the Base Indenture, the “Indenture”) providing for the issuance of $50,000,000 aggregate principal amount of 5.25% Notes due 2026 (the “Notes”);

WHEREAS, on the date first written above, pursuant to that certain Agreement and Plan of Merger, dated January 29, 2025 (the “Merger Agreement”), by and among LRFC, PTMN, Portman Ridge Merger Sub, Inc., a Maryland corporation and a direct wholly-owned subsidiary of PTMN (“Merger Sub”), and, solely for the limited purposes set forth therein, Sierra Crest Investment Management LLC, a Delaware limited liability company and the external investment adviser to PTMN, and Mount Logan Management LLC, a Delaware limited liability company and the external investment adviser to LRFC, pursuant to the Maryland General Corporation Law, Merger Sub merged with and into LRFC (the “First Merger”), with LRFC continuing as the surviving corporation and as a wholly-owned subsidiary of PTMN and, immediately thereafter, LRFC merged with and into PTMN, with PTMN continuing as the surviving corporation (together with the First Merger, such transactions, the “Mergers”);

WHEREAS, as a result of the Mergers, PTMN is expressly assuming the obligations of LRFC for the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all the Notes outstanding, and the due and punctual performance of every covenant of the Indenture on the part of LRFC to be performed or observed pursuant to Section 801 and 802 of the Indenture;

WHEREAS, pursuant to Sections 901 and 903 of the Indenture, the Trustee is authorized to execute and deliver this Fifth Supplemental Indenture.

NOW, THEREFORE, each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders:

1.
Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.
Assumption by PTMN. PTMN hereby assumes the obligations of LRFC for the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all the Notes outstanding, and the performance of every covenant of the Indenture on the part of LRFC to be performed or observed. PTMN is hereby substituted for, and may exercise every right and power of, LRFC under the Indenture with the same effect as if PTMN had been named as LRFC in the Indenture.
3.
No Event of Default. PTMN represents and warrants that immediately after giving effect to the Mergers and the execution and delivery of this Fifth Supplemental Indenture, no Default or Event of Default has occurred and is occurring.
4.
Ratification of the Indenture; Fifth Supplemental Indenture Part of the Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Fifth Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
5.
Governing Law. This Fifth Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York without regard to principles of conflicts of laws.
6.
Counterparts. This Fifth Supplemental Indenture may be executed in counterparts, each of which will be an original, but such counterparts will together constitute but one and the same Fifth Supplemental Indenture. The exchange of copies of this Fifth Supplemental Indenture and of signature pages by facsimile, .pdf transmission, email or other electronic means shall constitute effective execution and delivery of this Fifth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, .pdf transmission, email or other electronic means shall be deemed to be their original signatures for all purposes. For the avoidance of doubt, all notices, approvals, consents, requests and any communications hereunder or with respect to this Fifth Supplemental Indenture must be in writing (provided that any communication sent to the Trustee hereunder must be in the form of a document that is signed by hand, by facsimile, or by way of a digital signature provided by DocuSign or Adobe (or such other digital signature provider as specified in writing to the Trustee by the authorized representative), in English). LRFC agrees to assume all risks arising out of the use of digital signatures and electronic methods to submit communications to the Trustee, including, without limitation, the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.
7.
Effect of Headings. The section headings in this Fifth Supplemental Indenture are for convenience only and shall not affect the construction hereof.
8.
The Trustee. The recitals contained herein shall be taken as the statements of PTMN as successor to LRFC, and the Trustee does not assume any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Fifth Supplemental Indenture, except that the Trustee represents that it is duly authorized to execute and deliver this Fifth Supplemental Indenture and perform its obligations hereunder. All rights, protections, privileges, indemnities, immunities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee in each of its capacities hereunder.

9.
Benefits Acknowledged. Nothing in this Fifth Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and the Holders any benefit or any legal or equitable right, remedy or claim under this Fifth Supplemental Indenture.
10.
Successors. All covenants and agreements in this Fifth Supplemental Indenture by PTMN shall bind its successors and assigns, whether so expressed or not.
11.
Severability. In case any provision in this Fifth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed, all as of the date first above written.

PORTMAN RIDGE FINANCE CORPORATION

By: /s/ Brandon Satoren

Name: Brandon Satoren

Title: Chief Financial Officer, Secretary and Treasurer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (as successor-in-interest to U.S. Bank National Association)

By: /s/ Michael Judge

Name: Michael Judge

Title: Vice President

[Signature Page to Fifth Supplemental Indenture]